Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes announces recent order tends

SCOTTSDALE, Ariz., - May 18, 2020 - Meritage Homes Corporation (NYSE: MTH), announced orders for the month of April totaled 775 in 2020 compared to 916 in 2019, net of cancellations equating to 20% of gross orders in 2020 and 11% in 2019. The update was provided in advance of virtual meetings with investors at the J.P. Morgan Homebuilding & Building Products Conference this week.

“As we previously disclosed, sales momentum increased during the last two weeks of April . This increase in traffic and orders has carried over into May so we expect this month’s orders could be in-line with last May,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Qualified buyers are taking advantage of low interest rates and choosing to move into a safe, comfortable and healthy home of their own. Meritage provides all of that and more with the ability to shop online, see our inventory of homes available for quick move-in, get pre-qualified and even do virtual tours before ever visiting our communities physically. The convenience, peace of mind and knowledge that they can complete a purchase and move into their new home in as little as a few weeks is very appealing to our home buyers.”

Management will be speaking at the conference on May 18, 2020 at 1:30 PM Eastern Daylight Time (EDT). The webcast can be accessed through the Investor Relations page of the Meritage Homes website http://investors.meritagehomes.com.

About Meritage Homes Corporation:
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 125,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and a seven-year recipient of the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.

For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include the statements regarding expected May 2020 orders.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies or changes in the classification of homebuilding as an essential business and/or critical infrastructure, the availability of mortgages due to reactions by regulators, investors and lenders, the shutdown of or delay in governmental services (i.e. approvals, permits, inspections), and enhanced governmental regulation; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the success of our strategic initiatives to focus on the first- and second-move-up buyer; the ability of our potential buyers to sell their existing homes; changes in interest rates and the availability and pricing of residential mortgages; our exposure to information technology failures and security breaches; legislation related to tariffs; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2019 and 10-Q for the quarter ended March 31, 2020 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.